UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

Great Elm Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39832	85-3622015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 230, Waltham, MA		02453
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 375-3006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	GEG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

MAST Transaction Agreement

On March 10, 2021, Great Elm Group, Inc. (“GEG”) entered into a transaction agreement (the “Transaction Agreement”) with MAST Capital Management, LLC (“MAST”) and David Steinberg pursuant to which MAST and Mr. Steinberg agreed to sell to GEG:

•

all of the obligations and other amounts (currently approximately $3.1 million) owing to MAST under the Amended and Restated Senior Secured Note, dated as of September 18, 2017, by and between MAST and GECC GP Corp., a majority-owned subsidiary of GEG (“GP Corp”);

•	all common stock in GP Corp. held by MAST and its affiliates and Steinberg; and
•

board appointment rights with respect to Forest Investments, Inc. (f/k/a Great Elm Capital Group, Inc.), a majority-owned subsidiary of GEG (“Forest”), and certain other rights held by MAST and its affiliates and Steinberg.

In consideration for the foregoing, GEG agreed to issue to MAST $2.25 million in aggregate principal amount of newly issued 5.0% Convertible Senior PIK Notes due 2030 (the “Additional Notes”). The terms of the Additional Notes are identical to the terms of GEG’s outstanding 5.0% Convertible Senior PIK Notes Due 2030 (the “Notes”) as described in GEG’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2020, and the Form of Note attached as Exhibit 4.4 thereto. GP Corp. and Forest acknowledged the Transactions Agreement by signing.

Following this transaction, MAST will no longer have any right to appoint directors to the board of directors of any GEG entity.

Amendment to Convertible Notes

On March 10, 2021, GEG amended its outstanding Notes to permit the issuance of the Additional Notes. The amendment was approved by holders of more than two-thirds of the aggregate principal amount of Notes outstanding (the “Required Holders”). The Required Holders also waived GEG’s compliance with the additional securities offering provision of the Notes in connection with the issuance of the Additional Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Consistent with the existing Notes, MAST may convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of its Additional Notes at any time prior to February 22, 2030 into GEG’s common stock at a conversion price of $3.4722 per share. The conversion price is subject to adjustment in certain circumstances as described in the Additional Notes. The Additional Notes were issued in reliance on the private offering exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 8.01 Other Events.

On March 10, 2021, GEG issued a press release announcing the MAST transaction and that GEG had separately purchased GP Corp common stock held by certain employees of GEG for nominal consideration.  As a result of the MAST transaction and the employee purchases, GEG’s ownership of the outstanding common stock of GP Corp increased from 80.1% to over 90%. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description

99.1	Press release, dated March 10, 2021.

104	The cover page from this current Report on Form 8-K, formatted as inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT ELM CAPITAL GROUP, INC.

Date: March 10, 2021	_/s/ Brent J. Pearson______
By: Brent J. Pearson
Title: Chief Financial Officer